EXHIBIT 21

SUBSIDIARIES OF CBRE GROUP, INC.

At December 31, 2011

NAME	State (or Country) of Incorporation
CBRE Services, Inc.	Delaware
CBRE, Inc.	Delaware
Trammell Crow Services, Inc.*	Delaware
Trammell Crow Company*	Delaware
CBRE Global Investors, LLC	Delaware
CBRE Capital Markets, Inc.	Texas
CBRE Capital Markets of Texas, LP	Texas
CBRE Limited	United Kingdom
CBRE Global Holdings SARL	Luxembourg

*	On January 1, 2012, Trammell Crow Services, Inc. and Trammell Crow Company were merged with and into Trammell Crow Company, LLC.